EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACT:
Investors
Kim Drapkin, CFO of EPIX
(781) 372-3272
Andrea L. Johnston, Pure Communications
(910) 681-1088
EPIX and Predix Pharmaceuticals Complete Merger
Board Approves Reverse Stock Split; Investor Conference Call Scheduled for August 23, 2006
LEXINGTON, Mass., August 16, 2006 — EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX) announced today the completion of its previously announced merger with Predix Pharmaceuticals Holdings, Inc. Pursuant to the merger agreement, Predix merged with and into EPIX Delaware, Inc. and became a wholly-owned subsidiary of EPIX. The combined company will continue to operate as EPIX.
“We are pleased that the shareholders of both EPIX and Predix approved the combining of the two companies and that the merger is now complete,” stated Michael G. Kauffman, M.D., Ph.D., chief executive officer of EPIX Pharmaceuticals. “This merger creates a biopharmaceutical company with a novel MRI angiographic agent, Vasovist™, approved in Europe, five internally-discovered clinical-stage product candidates and a deep pipeline of preclinical compounds. We believe these assets provide us with significant opportunities for near-term value creation similar to our collaborations with Amgen and Schering AG.”
Andrew Uprichard, M.D., president of EPIX added, “I am excited about the breadth of talent and resources we have assembled that will enhance our ability to improve patients’ lives by developing products that meet significant, unmet clinical needs and thereby drive significant shareholder value.”

The combined company has a broad pipeline of product candidates, an experienced management team and approximately $114 million in cash and marketable securities as of June 30, 2006. Vasovist™, EPIX’s novel blood pool imaging agent, which is marketed in Europe by Schering AG, has been recommended for approval in Australia, and is the subject of an appeal following two approvable letters from the U.S. Food and Drug Administration. In addition, the combined company has five drug candidates in clinical trials:
•	PRX-00023 in Phase 3 for anxiety, with the results of this trial expected later this year;

•	EP-2104R in Phase 2 for MRI imaging of arterial and venous blood clots;

•	PRX-08066 in Phase 2 development for pulmonary hypertension associated with chronic obstructive pulmonary disease (CODP);

•	PRX-03140, which has completed Phase 1b trials, is expected to enter Phase 2 in combination with Aricept® for Alzheimer’s disease later this year; and

•	PRX-07034 in Phase 1 and expected to be developed for the treatment of obesity and also for cognitive impairment (associated with Alzheimer’s disease or schizophrenia).
The combined company also has a portfolio of several pre-clinical product candidates, including a partnership with Amgen around preclinical compounds targeting S1P1 for the treatment of autoimmune diseases. EPIX has begun to initiate discussions to selectively license its later-stage products to larger pharmaceutical or biotechnology companies at a point where it can maximize the value of these products.
Dr. Kauffman added, “With several milestones on the horizon, including the FDA’s response to our appeal regarding Vasovist and the results from our Phase 3 clinical trial of PRX-00023 in patients with generalized anxiety disorder, we believe we will have continued momentum and significant growth opportunities going forward.”
Reverse Stock Split and Merger Consideration
In connection with the merger, EPIX effected a 1-for-1.5 reverse stock split of its outstanding common stock. Accordingly, each Predix share (on an as-converted to common stock basis) was converted in the merger into the right to receive .826698 shares of EPIX common stock. In addition, all outstanding Predix options and warrants were assumed by EPIX in the merger. The Predix stockholders, option holders and warrant holders are also entitled to receive their pro rata portion of an additional milestone payment of $35 million. Pursuant to the terms of the merger agreement, the board of directors has determined to pay $20 million of the milestone payment in cash on October 29, 2006. The remaining $15 million of the milestone will be paid in shares of EPIX common stock on October 29, 2007 except to the extent that such shares would exceed 49.99% of EPIX’s outstanding shares immediately after such milestone payment when combined with all shares of EPIX issued in the merger and issuable upon exercise of all Predix options and warrants assumed in the merger.
The post reverse-split common stock of EPIX is anticipated to start trading on the NASDAQ Global Market on August 17, 2006 under the symbol “EPIX.” As a result of the merger and reverse stock split, a “D” will be appended to EPIX’s NASDAQ trading symbol for the next 20 days.

Investor Conference Call
EPIX has scheduled an investor conference call for August 23, 2006 at 8:00 a.m. Eastern Time to provide an overview of the combined company and discuss its progress in key programs. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://www.epixpharma.com. The call can be accessed by dialing 1-800-659-1966 (domestic) or 617-614-2711 (international) five minutes prior to the start time and providing the pass code 48005474. A replay of the call will be available on the EPIX website approximately two hours after completion of the call and will be archived for two weeks.
About EPIX Pharmaceuticals
EPIX Pharmaceuticals is a late-stage biopharmaceutical company focused on discovering, developing and commercializing novel pharmaceutical products through the use of proprietary technology to better diagnose, treat and manage patients. The company has a blood-pool imaging agent approved and marketed in Europe (Vasovist®), and five internally-discovered drug candidates currently in clinical trials targeting conditions such as anxiety, depression, Alzheimer’s disease, cardiovascular disease and obesity. EPIX also has collaborations with leading organizations, including Amgen, Cystic Fibrosis Foundation Therapeutics, and Schering AG, Germany. For more information about EPIX, please visit the company’s website at www.epixpharma.com.
Forward-looking Statements
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations of management. These statements relate to, among other things, expectations regarding our continued listing on the NASDAQ Global Market, the timing of the conference call following merger, the timing and results of clinical trials involving our drug candidates, the commercial success of our product candidates and strategic collaborations and the successful integration of EPIX Pharmaceuticals and Predix in the merger. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: any failure to comply with regulations relating to our products and product candidates, including FDA requirements; our failure to satisfy FDA requests relating to our products and product candidates; our inability to successfully in-license products and/or technologies; our inability to identify and interest potential partners in our technologies and products, particularly EP-2104R; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; the risk that EPIX’s and Predix’s businesses will not be integrated successfully; our inability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; the risks associated with reliance on outside financing to meet capital requirements; risks associated with new and uncertain technology; the development of competing systems; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our Registration Statement on Form S-4 (Registration No. 333-133513) relating to the merger.
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